Exhibit 10.c.1.a

EXECUTION VERSION

AMENDMENT TO TRANSACTION AGREEMENT

This AMENDMENT (the “Amendment”), dated as of June 2, 2015, to the Transaction Agreement, dated as of January 29, 2014 (the “Agreement”), among Inversiones Corp Group Interhold Limitada, a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile (“Interhold”), Inversiones Gasa Limitada, a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile (“GASA” and, together with Interhold, “Corp Group Parent”), CorpBanca, a banking corporation (sociedad anónima abierta especial bancaria) organized under the laws of Chile (“CorpBanca”), Itaú Unibanco Holding S.A, a sociedad anónima organized under the laws of Brazil (“Itaú Parent”), and Banco Itaú Chile, a banking corporation (sociedad anónima especial bancaria) organized under the laws of Chile (“Itaú Chile”).

W I T N E S S E T H:

WHEREAS, Section 7.6 of the Agreement permits the Parties to amend the Agreement by a subsequent writing signed by each of the Parties, by action taken or authorized by their respective Boards of Directors; and

WHEREAS, the Parties desire to amend the Agreement as provided herein, the effectiveness of which is conditioned on the matters described in Section 2.12.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement.

ARTICLE 2

AMENDMENTS TO AGREEMENT

Section 2.01. Amendments to Section 1.2 of the Agreement. (a) Section 1.2(d) of the Agreement shall be amended and restated as follows:

(d) As soon as practicable after the Chilean Effective Time, CorpBanca shall have made an offer to purchase from the other minority shareholders of CorpBanca Colombia that are party to the CorpBanca Colombia Shareholders Agreement (other than Corp Group Parent) all of the outstanding shares of CorpBanca Colombia owned by such minority shareholders, at a price equal to U.S.$3.5367 per share (which is U.S.$ 564,000,000 for such minority shareholders in the aggregate).

(b) The following Section 1.2(f) shall be inserted at the end of Section 1.2:

(f) Subject to Section 1.6(h), CorpBanca shall purchase from Corp Group Parent all of the outstanding shares of CorpBanca Colombia owned by Corp Group Parent as of the date of the Amendment, at a price equal to U.S.$3.5367 per share (which is U.S.$330,000,000), adjusted according to the mechanics described in Schedule 1.2(f).

Section 2.02. Amendment to Section 1.3(a) of the Agreement and Section 6 of Schedule 1.3(a). The following proviso shall be added to the end of the second sentence of Section 1.3(a) of the Agreement and Section 6 of Schedule 1.3(a):

; provided that, the Chilean Effective Time shall not occur prior to January 1, 2016.

Section 2.03. Amendment to Section 1.6 of the Agreement. Section 1.6(h) of the Agreement shall be amended and restated as follows:

(h) Following the Chilean Effective Time, Corp Group Parent shall, subject to receipt of any approvals from Governmental Authorities required under applicable Law (which approvals shall be requested by the Parties as soon as reasonably practicable after the Chilean Effective Time), sell its shares of CorpBanca Colombia to CorpBanca pursuant to Section 1.2(f) on the dates and in the amounts described in Schedule 1.6(h).

Section 2.04. Amendment to Section 4.3 of the Agreement. Section 4.3 of the Agreement shall be amended and restated as follows:

4.3 Dividends. Each Party agrees that, from and after the date of this Agreement:

(a) CorpBanca may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay annual dividends on Outstanding shares of CorpBanca Common Stock at a rate not to exceed 57% of the distributable earnings for the year ended December 31, 2013 and 50% of the distributable earnings for the year ended December 31, 2014, with usual record and payment dates for such dividends in accordance with past practice (after coordination with Itaú Chile so that both Itaú Chile and CorpBanca pay annual dividends on similar dates). In addition, CorpBanca may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay a special dividend in 2015 but after the CorpBanca Shareholders’ Meeting in the amount of CLP $239,860,000,000 (which, together with the special dividend referred to in Section 4.3(e), for the avoidance of doubt, are in lieu of the special dividend referenced in the Waiver Letter dated May 20, 2015 from Itaú Parent and Itaú Chile to Corp Group Parent and CorpBanca).

(b) CorpBanca Colombia shall not declare and pay dividends on Outstanding shares of CorpBanca Colombia common stock and preferred stock for the year ended on December 31, 2013 and shall not declare and pay any dividends or make any other distribution on Outstanding shares of CorpBanca Colombia common stock and preferred stock until the purchase of the shares of CorpBanca Colombia contemplated by Section 1.2(f) has occurred in accordance therewith.

(c) Itaú Chile shall not declare and pay any dividends on Outstanding shares of Itaú Chile Common Stock for the year ended December 31, 2013. Itaú Chile may (to the extent legally and contractually permitted to do so), but shall not be obligated to, pay annual dividends on Outstanding shares of Itaú Chile Common Stock of CLP $26,448 million for the year ended December 31, 2014 (it being understood that prior to the date of this Amendment, Itaú Chile has already declared a higher dividend and it and its shareholders will take such actions as are necessary to approve a reduction in such dividend to CLP $26,448 million), with record and payment dates for such dividends determined by Itaú Chile in accordance with Law (after coordination with CorpBanca so that both CorpBanca and Itaú Chile pay annual dividends on similar dates).

(d) Itaú Colombia shall not declare and pay dividends on Outstanding shares of Itaú Colombia Common Stock until the Chilean Effective Time and following the Chilean Effective Time, shall not pay any dividends or make any other distributions on Outstanding shares of Itaú Colombia Common Stock other than cash dividends until the Colombian Acquisition or the Colombian Merger contemplated by Section 1.2(e) has occurred in accordance therewith.

(e) Each of CorpBanca and Itaú Chile may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay annual dividends on the Outstanding shares of CorpBanca Common Stock and Outstanding shares of Itaú Chile Common Stock, respectively, at a rate not to exceed 50% of the respective distributable earnings of the relevant bank for the year ended December 31, 2015 (the “2015 Distributable Profits”), with usual record and payment dates for such dividends in accordance with past practice (after coordination with each other so that both banks pay annual dividends on similar dates), and CorpBanca may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay a special dividend in 2016 in the amount of UF 124,105 (unidades de fomento) (which, together with the special dividend referred to in Section 4.3(a), for the avoidance of doubt, are in lieu of the special dividend referenced in the Waiver Letter dated May 20, 2015 from Itaú Parent and Itaú Chile to Corp Group Parent and CorpBanca) (the “Second Special Dividend”); provided that, if the 2015 Distributable Profits and the Second Special Dividend have not been declared prior to the Chilean Effective Time, CorpBanca shall declare dividends at the 2016 ordinary shareholders meeting and distribute the 2015 Distributable Profits and the Second Special Dividend as follows: (i) the 2015 Distributable Profits of CorpBanca and the Second Special Dividend shall be distributed solely to holders of Outstanding shares of CorpBanca (other than the shares issued pursuant to this Agreement) registered in the shareholders registry of CorpBanca five days prior to the dividend payment date and (ii) the 2015 Distributable Profits of Itaú Chile shall be distributed solely to holders of Outstanding shares of CorpBanca issued pursuant to this Agreement registered in the shareholders registry of CorpBanca five days prior to the dividend payment date. The Parties agree that the mechanism for the distribution of the 2015 Distributable Profits and the Second Special Dividend set forth in this Section 4.3(e) shall be part of the terms and conditions of the Merger that are voted on at the CorpBanca Shareholders’ Meeting.

Section 2.05. New Schedule 1.2(f) of the Agreement. Schedule 1.2(f) attached hereto shall be inserted as Schedule 1.2(f) of the Agreement.

Section 2.06. Deletion of Schedule 1.6(d) of the Agreement. Schedule 1.6(d) of the Agreement is hereby deleted in its entirety.

Section 2.07. New Schedule 1.6(h) of the Agreement. Schedule 1.6(h) attached hereto shall be inserted as Schedule 1.6(h) of the Agreement.

Section 2.08. Amendment to Schedule 4.18 of the Agreement. Schedule 4.18 of the Agreement shall be amended and restated as set forth on Schedule 4.18 attached hereto.

Section 2.09. Amendment to Section 6.1(d) of the Agreement. Section 6.1(d) of the Agreement shall be amended to add the following proviso to the end of Section 4.3(d):

; provided, further, that, at the election of either Party, the Termination Date shall be extended to May 2, 2016.

Section 2.10. Amendment to Section 2.4 and Schedule 2.4 of the Form of Shareholders’ Agreement. Section 2.4 of the Form of Shareholders’ Agreement shall be deleted in its entirety and replaced with “[Reserved]” and Schedule 2.4 of the Form of Shareholders’ Agreement shall be deleted in its entirety.

Section 2.11. Continuing Effect; No Other Waivers or Amendments. Except as modified by this Amendment, the Agreement and all the covenants, agreements, terms, provisions and conditions thereof shall remain unchanged and in full force and effect.

Section 2.12. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

Section 2.13. Governing Law. This Amendment shall be governed by and construed in accordance with the Law of the State of New York, without regard to the conflicts of law rules of such state.

Section 2.14. Effectiveness. The effectiveness of this Amendment is conditioned on (i) the holding of the CorpBanca Shareholders’ Meeting on or prior to June 30, 2015 and (ii) the submission of the informe pericial issued by Mr. Alejandro Cerda Gallardo and dated April 29, 2015 (updated as necessary to reflect changes in net worth as required by applicable Law and this Amendment). If these conditions are not satisfied, this Amendment shall automatically terminate and be null and void.

Section 2.15. Miscellaneous. The provisions of Sections 7.9, 7.12, 7.13, 7.14, 7.15, 7.16 and 7.17 of the Agreement shall apply to this Amendment mutatis mutandis.

Section 2.16. References. All references to the Agreement (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) shall refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement (as amended hereby) and references in the Agreement or in this Amendment to “the date hereof”, “the date of this Agreement” and terms of similar import shall in all instances continue to refer to January 29, 2014. All references in the Agreement or in this Amendment to “CLP $” shall mean Chilean pesos.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

INVERSIONES CORP GROUP INTERHOLD LIMITADA

By: /s/ Maria Pilar Dañobeitia Estades
Name:
Title:

INVERSIONES GASA LIMITADA

By: /s/ Maria Pilar Dañobeitia Estades
Name:
Title:

CORPBANCA

By: /s/ Fernando Massú Taré
Name:
Title:

ITAÚ UNIBANCO HOLDING S.A.

By: /s/ Alvaro Rodrigues and Fernando Chagas
Name:
Title:

BANCO ITAÚ CHILE

By: /s/ Boris Buvinic
Name:
Title:

[Signature Page to Amendment]

Schedule 1.2(f)

The price to be paid by CorpBanca for the purchase of the shares of CorpBanca Colombia owned by Corp Group Parent shall be the amount set forth in Section 1.2(f) plus interest which shall accrue from (and including) August 4, 2015 through (but not including) the payment date, at a rate per annum equal to LIBOR plus 270 basis points, calculated on the basis of a year of 360 days with 30 days in each month.

For purposes of this paragraph, “LIBOR” shall mean, for each business banking day, (a) the British Bankers’ Association interbank offered rate for 360-day deposits in dollars which appear on 11:00 a.m. London time of the second business day prior to August 4, 2015, on the page LIBOR01 of Reuters and, if not available, on the page that replaces it, and (b) in the event LIBOR cannot be determined pursuant to clause (a) above, the average of the relevant annual rates for 360-day deposits in dollars offered by five reference banks (to be defined by CorpBanca) in the interbank market of London on 11:00 a.m. London time of the second business day prior to August 4, 2015.

Schedule 1.6(h)

•	Corp Group Parent shall sell 93,306,684 shares of CorpBanca Colombia (which represents all of the shares of CorpBanca Colombia owned by Corp Group Parent as of the date of this Amendment) to CorpBanca by no later than January 29, 2017 and Corp Group Parent shall provide notice to Itaú Parent at least 10 days prior to the date of such sale; provided that if the sale of such shares cannot occur by January 29, 2017 because one or more approvals from Governmental Authorities is required under applicable Law and has not been obtained, such sale shall be consummated 10 days following the receipt of the last such approval; provided further that if the pending approval is an approval required to be obtained by Corp Group, then the interest contemplated by Schedule 1.2(f) shall cease accruing on January 29, 2017.

Schedule 4.18

Recipient	Amount Per Year	Term (since Closing)
Fundación CorpGroup Centro Cultural*	US$1,950,000	20 years
Fundación Itaú*	US$250,000	20 years
Fundación Descúbreme	US$300,000	10 years
University of Chicago	US$1,800,000	First five years
	US$150,000	Five subsequent years
Massachusetts Institute of Technology	US$50,000	10 years
Others	US$220,000	10 years
To be suggested by the
Chairman and confirmed by
the Vice Chairman (such as
Museo El Barrio, Woodrow
Center, Fundacion Museo
Reina Sofía, Fundación
Educacional Ven Aprender)

*	Following the Chilean Merger, the name of Fundación CorpGroup Centro Cultural shall be changed to “Fundación Corpartes”, which name shall not be changed to a name related to another banking institution, and the core of its activities shall continue to be related to cultural activities. Fundación Itaú shall be maintained and shall keep its current name. Such foundations shall be managed separately and independently from each other.

To be made in two installments on January 15 and July 15 of each year (except “Others” which shall be made when requested).